Exhibit 10.2

inVentiv Group Holdings, Inc.

May 23, 2016

David Southwell

20 Monadnock Rd.

Chestnut Hill, MA 02467

Re:	Appointment to Board of Directors

Dear Mr. Southwell:

Further to your appointment to the boards of directors (the “Boards”) of inVentiv Group Holdings, Inc., inVentiv Midco Holdings, Inc., inVentiv Holdings, Inc. and inVentiv Health, Inc. (collectively, the “Companies”) as of May 23, 2016, this letter agreement, together with Annex A hereto, sets forth the proposed compensation arrangements for your service as a member of the Boards and their committees.

This letter agreement (together with all related incentive plan award agreements) constitutes the entire agreement between you and the Companies in respect of the subject matter contained herein and supersedes all prior agreements, understandings and arrangements, whether oral or written, by any representative of any party hereto in respect of such subject matter.

This letter agreement may not be amended or waived except by an instrument in writing signed by each of the parties to this letter agreement. This letter agreement will be governed by, and construed in accordance with, the internal laws of the State of New York without giving effect to any choice of law principles that would require or permit the application of laws of another jurisdiction. This letter agreement may be executed in any number of counterparts, each of which will be an original, and all of which, when taken together, will constitute one and the same instrument. Delivery of an executed signature page of this letter agreement by facsimile transmission will be effective as delivery of a manually executed counterpart hereof.

[Signature Page Follows]

Please confirm that the foregoing is our mutual understanding by signing and returning to the Companies an executed counterpart of this letter agreement.

Very truly yours,

By:	/s/ Eric R. Green
Name: Eric R. Green
Title: General Counsel and Secretary

Accepted and agreed to as of

the date first written above by:

/s/ David Southwell
David Southwell

Signature Page to Director Letter Agreement

Terms of Service

Scope	● Subject to the “Term of Service” paragraph below, you will serve as:

● Director of the Companies

● Chairman of the Audit Committee

● You may also be asked to serve as a member of other committees of the boards of directors of the Companies.

● You will be expected to attend or participate in all regular and special meetings of the Companies’ board of directors and any committees on which you serve.

Fees & Expenses	● You will be reimbursed for reasonable and documented out-of-pocket expenses you incur in connection with serving as a director or a member of any committee of the boards of directors of the Companies, including documented travel expenses incurred to attend meetings incident to your duties and in accordance with the standard practices of the Companies, as in effect from time to time.

● As compensation for serving as a director of the Companies, for as long as you serve in that capacity, you will receive an annual fee of $75,000 that will be payable in equal quarterly installments on the first business day of each calendar quarter; provided, however, that as long as you serve as Chairman of the Audit Committee, your annual free shall be increased by $20,000 to a total of $95,000.

Equity Compensation	● As additional consideration for your service as a director of the Companies, you will receive an initial commitment for the Company to award you a $200,000 stock option award with the number of options calculated as follows: $200,000 / FMV of a share of stock on the option grant date. The stock options will be granted pursuant and subject to the inVentiv Group Holdings, Inc. 2010 Equity Incentive Plan (as amended, the “Plan”), and we expect the option will have a one year vesting horizon. You will be eligible to participate in future Directors’ compensation programs as the Board of Directors may approve.

D&O Indemnity & Insurance	● The Companies’ organizational documents (articles, charters, by-laws, etc.) will provide you with a customary indemnity to protect you against claims from third parties resulting from your service as a director and the Companies will provide and maintain directors’ and officers’ liability insurance coverage for you in respect of the period for which you are a director of the Companies at such levels, for such risks and subject to such terms, as the Companies provide and maintains such cover for its directors generally.

Term of Service	● All service in on an annual basis, subject to your removal, non-reelection or non-reappointment in accordance with applicable law and the organizational documents of the Companies or your earlier death, permanent disability or resignation.

● Should you resign as a director or committee member, the Company may, at its sole option, deem such resignation as applicable to every such position you then hold even if your resignation is to less than all of your positions. Any resignation must be in writing.

Withholding	● To the extent applicable, all payments hereunder will be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

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